                                                 -------------------------------
                    UNITED STATES                         OMB APPROVAL
          SECURITIES AND EXCHANGE COMMISSION     -------------------------------
               WASHINGTON, D.C. 20549            OMB Number:           3235-0145
                                                 Expires:       October 31, 2002
                                                 Estimated average burden
                                                 hours per response.......  14.9
                                                 -------------------------------


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )(1)

                       3-Dimensional Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104
             ------------------------------------------------------
                                 (CUSIP Number)

                                 August 2, 2001
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    |X| Rule 13d-1(c)
    [ ] Rule 13d-1(d)

--------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 2  OF 9  PAGES
---------------------                                       --------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          LUXEMBOURG
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,040,327
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,040,327
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,140,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 3  OF 9  PAGES
---------------------                                       --------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ABINGWORTH BIOVENTURES III A L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ENGLAND
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    58,260
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   58,260
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,140,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 4  OF 9  PAGES
---------------------                                       --------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ABINGWORTH BIOVENTURES III B L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ENGLAND
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    41,740
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   41,740
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,140,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 5  OF 9  PAGES
---------------------                                       --------------------



ITEM 1.
            (a)     NAME OF ISSUER
                    3-Dimensional Pharmaceuticals, Inc.

            (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    665 Stockton Drive Suite 104, Exton, Pennsylvania 19341-1151

ITEM 2.     (a)     NAME OF PERSON FILING:
                    Abingworth Bioventures SICAV, in liquidation
                    ("Abingworth SICAV"), Abingworth Bioventures III A L.P.
                    ("Abingworth III A") and Abingworth Bioventures III B
                    L.P. ("Abingworth III B"). See attached Exhibit 1, which is a copy of their agreement in writing to file this statement on behalf of each of them.

            (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                    RESIDENCE:
                    The business address for Abingworth SICAV is 231 Val des Bons Malades, L-2121, Luxembourg-Kirchberg, Luxembourg. The business address for Abingworth III A and Abingworth III B is c/o Abingworth Management Limited, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.

            (c)     CITIZENSHIP:
                    Abingworth SICAV is a corporation organized under the laws of Luxembourg. Abingworth III A and Abingworth III B are limited partnerships organized under the laws of England.

            (d)     TITLE OF CLASS OF SECURITIES:
                    Common Stock, par value $.001 per share.

            (e)     CUSIP NUMBER:
                    88554W104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)     [ ] Broker or dealer registered under section 15 of the
                        Exchange Act;

            (b)     [ ] Bank as defined in section 3(a)(6) of the Exchange Act;

            (c)     [ ] Insurance company as defined in section 3(a)(19) of the
                        Exchange Act;

            (d)     [ ] Investment company registered under section 8 of the
                        Investment Company Act of 1940;

            (e)     [ ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

            (f)     [ ] An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)     [ ] A parent holding company or control person in
                        accordance with Rule13d-1(b)(1)(ii)(G);

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 6  OF 9  PAGES
---------------------                                       --------------------



            (h)     [ ] savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)     [ ] church plan that is excluded from the definition of an investment company under Section
                        3(c)(14) of the Investment Company Act of 1940;

            (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not applicable.

ITEM 4.     OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

            (a)       AMOUNT BENEFICIALLY OWNED:

                      Each of Abingworth SICAV, Abingworth III A and Abingworth III B may be deemed to beneficially own 1,140,327 shares of Common Stock as of August 3, 2001.

                      Abingworth SICAV was the record owner of 1,040,327 shares of Common Stock as of August 3, 2001. Abingworth III A was the record owner of 58,260 shares of Common Stock as of August 3, 2001. Abingworth III B was the record owner of 41,740 shares of Common Stock as of August 3, 2001. (The shares held of record by Abingworth SICAV, Abingworth III A and Abingworth III B are referred to collectively herein as the "Record Shares.") By virtue of their relationship as affiliated entities, each of Abingworth SICAV, Abingworth
                      III A and Abingworth III B may be deemed to beneficially own all of the Record Shares as of August 3, 2001.

            (b) PERCENT OF CLASS: Abingworth SICAV: 5.3%; Abingworth III A: 5.3%; Abingworth III B: 5.3%.

                      The foregoing percentage is calculated based on 21,507,835 shares of Common Stock reported by the Issuer to be outstanding as of March 31, 2001 in its report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2001.

            (c)       NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                      Reference is made to Items Nos. 5-8 of the Cover Sheet.

            Each of Abingworth SICAV, Abingworth III A and Abingworth III B, expressly disclaims beneficial ownership of any shares of Common Stock of 3-Dimensional Pharmaceuticals, Inc. except, in the case of Abingworth SICAV, for the 1,040,327 shares of Common Stock that it holds of record, in the case of Abingworth III A, for the 58,260 shares of Common Stock that it holds of record, and in the case of Abingworth III B, for the 41,740 shares of Common Stock that it holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 7  OF 9  PAGES
---------------------                                       --------------------


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7.
            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                       --------------------
CUSIP NO.   88554W104                    13G                PAGE 8  OF 9  PAGES
---------------------                                       --------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  August 8, 2001.


ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION


By:      /s/ M.-Rose DOCK
         ----------------------------------
         Name:  M.-Rose DOCK

Title:   Liquidator
         ----------------------------------


By:      /s/ Benevieve Blauen
         ----------------------------------
         Name:  Genevieve Blauen

Title:   Company Secretary
         ----------------------------------



ABINGWORTH BIOVENTURES III A L.P.


By:      Abingworth Management Limited, its Manager

By:      /s/ James Abell
         ----------------------------------
         Name:  James Abell
         Title: Executive Director


ABINGWORTH BIOVENTURES III B L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/ James Abell
         ----------------------------------
         Name: James Abell
Title:   Executive Director